Exhibit 2

March 19, 2013

Clearwire Corporation

1475 120th Avenue NE

Attention: Mr. Erik Prusch

President and Chief Executive Officer

Bellevue, WA 98005

Re:	Request for Stocklist Materials

Dear Mr. Prusch:

Crest Financial Limited, a Texas limited partnership (the “Requesting Stockholder”), is the beneficial owner of at least 100 shares of Class A common stock, par value $0.0001 per share, of Clearwire Corporation, a Delaware corporation (the “Company”). Attached hereto as Exhibit A is documentary evidence of the Requesting Stockholder’s beneficial ownership of at least 100 shares of Class A common stock of the Company as of March 19, 2013, and such documentary evidence is a true and correct copy of what it purports to be. The Requesting Stockholder continues to own the shares reflected on Exhibit A.

Pursuant to Section 220 of the Delaware General Corporation Law (the “DGCL”), the Requesting Stockholder hereby demands, during the Company’s usual hours for business, to inspect, and to make copies and extracts from, the Company’s stock ledger and list of stockholders, including the following information:

(a) A complete record or list of the holders of (i) shares of the Company’s capital stock (“Stock”) and (ii) warrants, rights and options entitling the holders thereof to purchase from the Company shares of Stock (“Rights”), in each case (i) and (ii) certified by the Company or its transfer agent and showing in respect of each such holder (A) the name, last known business, residence or mailing address, and telephone number of each such holder; (B) the number of shares of Stock and Rights held by each such holder; (C) the name of such holder on each certificate; (D) all existing certificate numbers for such holder; (E) the date each certificate was issued to each such holder; (F) the amount of each such holder’s shares of Stock or Rights represented by each certificate number; and (G) any indications that any such holder’s certificate is restricted in any way, including any transfer restrictions on such certificate.

(b) A complete record or list of the holders of Stock and Rights who are participants in any employee stock ownership, stock purchase, stock option, retirement, restricted stock, incentive, profit sharing, dividend reinvestment or any similar plan of the Company in which voting of shares under the plan is controlled, directly or indirectly, individually or collectively, by such plan’s participants, showing in respect of each such holder (i) the name, last known business, residence or mailing address, and telephone number of each such holder; (ii) the number of shares of Stock and Rights attributable to each such participant in any such plan; and (iii) the name, business address and telephone number of the trustee or administrator of any such plan, and a detailed explanation of the voting treatment not only of shares of Stock for which the trustee or administrator receives instructions from participants, but also shares of Stock for which either they do not receive instructions or shares of Stock which are outstanding in any such plan but are unallocated to any participant.

(c) A complete record or list of the holders of Stock and Rights and respondent banks who have elected to receive electronic copies of proxy materials with respect to meetings of stockholders of the Company pursuant to Rule 14a-16(j)(2) of the Exchange Act.

(d) All transfer journals and daily transfer sheets showing changes in the names, addresses and number of shares of holders of Stock or Rights which are in or come into the possession of the Company or any of its transfer agents or registrars, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trustees or their respective nominees.

(e) All information in or which comes into possession or control of the Company or any of its transfer agents or registrars, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trustees or their respective nominee, concerning the names, addresses and number of shares of Stock and Rights held by the participating brokers and banks named in the individual nominee names of Cede & Co. or other similar depositories or nominees, including respondent bank lists.

(f) All information in or that comes into the Company’s possession, or that can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trustees or their respective nominee (including Broadridge Financial Services), relating to the names of the beneficial owners of Stock or Rights pursuant to Rule 14b-1(c) or Rule 14b-2(c) under the Securities Exchange Act of 1934, as amended, including a Non Objecting Beneficial Owners or “NOBO” list.

(g) All stop lists or stop transfer lists relating to any shares of Stock or Rights.

(h) In respect of all information referred to in paragraphs (a) through (g) above, (i) electronic media containing such information, (ii) the computer processing data necessary for the Requesting Stockholder to make use of such information on electronic media, and (iii) a hard copy printout of such information for verification purposes (all information referred to in paragraphs (a) through (h) above, collectively, the “Stocklist Materials”).

(i) A complete copy of the Company’s bylaws (the “Bylaws”).

The Requesting Stockholder demands that all Stocklist Materials and the Bylaws be made available to the Requesting Stockholder or its designees, as of the most recent date available, no later than the fifth business day after the date hereof. In addition, the Requesting Stockholder demands that (i) any updates, changes, modifications, corrections, additions or deletions to any of the Stocklist Materials (including, for the avoidance of doubt, daily DTC updates) be immediately furnished to the Requesting Stockholder as such updates, modifications, additions or deletions become available to the Company, its agents or other representatives; and (ii) all

Stocklist Materials be confirmed or updated and immediately furnished to the Requesting Stockholder as of the record date (the “Record Date”) in respect of the special meeting (the “Special Meeting”) of the stockholders of the Company to consider the Company’s proposals in respect of the Agreement and Plan of Merger, dated as of December 17, 2012, as amended from time to time, among Sprint Nextel Corporation, Collie Acquisition Corp., a wholly-owned subsidiary of Sprint, and the Company, as set forth in the proxy statement of the Company filed with the Securities and Exchange Commission on February 1, 2013, as amended on March 2, 2013 and from time to time thereafter. Lastly, the Requesting Stockholder demands that any and all changes whatsoever to the Bylaws made hereafter through the Special Meeting, including, without limitation, any amendment to the existing Bylaws, any adoption of any new Bylaws or deletions of any of the existing Bylaws, be immediately furnished to the Requesting Stockholder.

The purpose of this demand is to enable the Requesting Stockholder to communicate with fellow stockholders of the Company regarding the corporate affairs of the Company, including, without limitation, the solicitation of proxies regarding the Company’s proposals to be considered at the Special Meeting.

The Requesting Stockholder has designated to conduct the inspection of the Stocklist Materials requested herein: (i) Vinson & Elkins L.L.P. and its partners, associates, employees and other persons designated by Vinson & Elkins L.L.P.; and (ii) D.F. King & Co., Inc., its directors, officers, employees and other persons designated by D.F. King & Co., Inc. A copy of the power-of-attorney granted to such designees is attached hereto as Exhibit B. The Requesting Stockholder will pay the reasonable costs of obtaining the Stocklist Materials and the Bylaws and agrees to keep the Stocklist Materials confidential pursuant to the confidentiality agreement attached hereto as Exhibit C.

Pursuant to Section 220 of the DGCL, the Company is required to respond to this demand within five business days of the date hereof. Accordingly, please advise the Requesting Stockholder’s counsel at Vinson & Elkins L.L.P., Stephen M. Gill, Esq., at 713.758.4458 and Kai Haakon E. Liekefett, Esq., at 713.758.3839, as promptly as practicable within the requisite timeframe, when and where the Stocklist Materials will be made available to the Requesting Stockholder or its designees. If the Company contends that this demand is incomplete or is otherwise deficient in any respect, please notify the Requesting Stockholder immediately in writing, with a copy to (i) Stephen M. Gill, Esq., Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas 77002-6706, telephone number 713.758.4458, facsimile number 713.615.5956, and email sgill@velaw.com; and (ii) Kai Haakon E. Liekefett, Esq., Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas 77002-6706, telephone number 713.758.3839, facsimile number 713.615.5678, and email kliekefett@velaw.com, setting forth the facts or law that the Company contends support its position and specifying any additional information believed to be required. In the absence of such prompt notice, the Requesting Stockholder will assume that the Company agrees that this demand complies in all respects with the requirements of the DGCL.

Very truly yours,

CREST FINANCIAL LIMITED

/s/ Dave Schumacher
Name:	Dave Schumacher
Title:	General Counsel

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